Exhibit 10(o)

McDONALD'S CORPORATION
2012 OMNIBUS STOCK OWNERSHIP PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

EXECUTIVE OFFICERS

McDONALD'S CORPORATION (the “Company” or “McDonald's”), hereby grants to the individual named in the chart below (the “Grantee”), the number of restricted stock units (“RSUs”) with respect to shares of the Company's Stock set forth in the chart below. Each RSU represents the equivalent in value of one share of Stock. The RSUs shall vest upon satisfaction of performance and service conditions and/or in accordance with the termination provisions described below in this Performance-Based Restricted Stock Unit Award Agreement, including any Appendices (the “Agreement”). The RSUs shall be subject to the terms and conditions set forth in this Agreement and in the McDonald's Corporation 2012 Omnibus Stock Ownership Plan, as amended (the “Plan”).
To the extent the Grantee is a “covered employee” (within the meaning of Section 162(m)(3) of the Code), the RSUs are intended to be a Qualified Performance-Based Award, and the provisions of Section 23 of the Plan shall apply to the RSUs, notwithstanding any conflicting provision of this Agreement.
The schedule of performance goals (“Performance Goals”) shall be established by the Committee not later than 90 days after the commencement of the Performance Period, provided that the outcome of the Performance Goals is substantially uncertain at the time the Committee establishes them. The schedule of Performance Goals shall be attached to this Agreement as Appendix A.
Capitalized terms not otherwise defined in this Agreement shall have the meaning provided in the Plan. The Plan is incorporated into, and made a part of, this Agreement.
Important Notice: To avoid cancellation of the RSUs, the Grantee must accept the RSUs on the terms and conditions on which they are offered, as set forth in this Agreement and in the Plan, by signing and returning this Agreement to the Executive Vice President of Human Resources, or his designee, no later than 60 days following the Grant Date specified in the chart below. If the Grantee fails to accept the RSUs in writing within this 60 day period, the RSUs will be cancelled.

The Grantee:
Target Number of RSUs (“Target Award”)
Grant Date:	February 13, 2013
Performance Period:	January 1, 2013 - December 31, 2015
Vesting Schedule: (other than on termination or change in control)	0% - 100% of the Target Award shall vest on the third anniversary of the Grant Date, as determined by achievement of the Performance Goals set forth in Appendix A.
Vesting Period	February 13, 2013 - February 13, 2016

1.Vesting of RSUs. As set forth in the chart above, if and to the extent the Performance Goals are achieved, the RSUs will vest on the third anniversary of the Grant Date (the “Vesting Date”), as long as the Grantee remains continuously employed by the Company or a Subsidiary until the Vesting Date, unless otherwise provided in Sections 4 or 7 below. The number of RSUs that shall vest will range from 0% to 100% of the Target Award, as determined by the extent to which the Performance Goals set forth in Appendix A to this Agreement are achieved. The Grantee will have no rights to the shares of Stock until the RSUs have vested. Prior to settlement, the RSUs represent an unfunded and unsecured obligation of the Company.

2.Settlement of RSUs. On the Vesting Date, or no later than 90 days thereafter, the Company will issue and deliver to the Grantee (at the Company's sole discretion) either the number of shares of Stock equal to the number of vested RSUs or the cash equivalent value based on the New York Stock Exchange closing price of a share of Stock on the Vesting Date (or if the Vesting Date is a date on which the Stock is not traded, based on the closing price on the last date immediately preceding the Vesting Date on which the Stock was traded), subject to satisfaction of applicable tax and/or other obligations as described in Section 6 below and certification (in writing) by the Committee that the Performance Goals set forth in Appendix A have been attained. Notwithstanding the foregoing, (i) if the RSUs vest upon the Grantee's Termination of Employment on account of death or Disability (within the meaning of Code Section 409A), the RSUs will be settled within 90 days of the Grantee's Termination of Employment, and (ii) if the RSUs vest upon a Change in Control pursuant to Section 7(a) below, the RSUs will be settled as provided in Section 7(a) below, unless otherwise provided in Section 9 below. For purposes of the settlement timing provisions of this Section 2 and Sections 7 and 9 below, if the 60th or 90th day, as applicable, following the settlement event is not a business day, the vested RSUs will be settled on or prior to the business day immediately preceding the 60th or 90th day, as applicable.

3.Executive Retention Replacement Plan. If the Grantee participates in the Company's Executive Retention Replacement Plan (the “ERRP”), the treatment of the RSUs upon the Grantee's termination of employment (within the meaning of the ERRP) is governed by the terms of the ERRP, which terms will supersede any provisions of this Agreement and the Plan to the extent they are inconsistent with the ERRP.

4.Termination of Employment. For purposes of this Section 4, the date of Termination of Employment will be the last date that the Grantee is classified as an employee in the payroll system of the Company or applicable Subsidiary, provided that in the case of a Grantee who is subject to U.S. federal income tax (a “U.S. Taxpayer”), the date of Termination of Employment will be the date that the Grantee experiences a “separation from service,” in accordance with the requirements of Code Section 409A. The Company shall have the exclusive discretion to determine when the Grantee is no longer employed for purposes of the RSUs, this Agreement and the Plan. Subject to Section 7:

(a)Termination Within One Year of the Grant Date. If the Grantee has a Termination of Employment for any reason other than death or Disability prior to the 12-month anniversary of the Grant Date, the RSUs will be immediately forfeited, regardless of any other provisions of this Agreement or the Plan.
(b)Termination for Cause or Policy Violation. If the Grantee has a Termination of Employment for Cause, including on account of a Policy Violation (which means a termination resulting from the commission of any act or acts which violate the Standards of Business Conduct of the Company or a Subsidiary or any successor thereto (including underlying polices or policies specifically referenced therein), as the same is effect and applicable to the Grantee at of the time of the Grantee's violation), as determined by the Committee or its delegee in its sole and absolute discretion, the RSUs will be immediately forfeited, regardless of any other provisions of this Agreement.
(c)Termination on Account of Death or Disability. If the Grantee has a Termination of Employment on account of death or Disability (including during the first 12 months following the Grant Date), the Performance Goals requirement will be waived and 100% of the Target Award will immediately vest and will be settled in accordance with Section 2 above, unless otherwise provided in Section 9(b) below.
For purposes of subsections (d) and (e) that follow, the term “Company Service” means the Grantee's aggregate number of years of employment with the Company and any Subsidiary, including employment with any Subsidiary during the period before it became a Subsidiary.
(d)Termination on Account of Retirement.
(i)Termination with At Least 68 Years of Combined Age and Service. If the Grantee voluntarily terminates employment and (i) the Grantee's combined age and years of Company Service is equal to or greater than 68, (ii) the Grantee provides 6 months advance written notice of his or her intention to terminate employment to the Corporate Vice President - Global Total Compensation, (iii) the Grantee executes and delivers (and does not revoke) a release agreement satisfactory to the Company and (iv) the Grantee executes and delivers a non-competition agreement covering a period of 18 months in a form satisfactory to the Company as permitted by applicable law (as the Committee or its delegee may require), a pro-rata portion of the RSUs, as determined in accordance with Section 5 below, shall be eligible for vesting to the extent the Performance Goals are achieved. Settlement of any of such vested RSUs will occur in accordance with Section 2 above, unless otherwise provided in Section 9(a) or (b) below. If the Grantee executes and delivers a non-competition agreement, and then violates the provisions of that agreement, the Company may seek to administratively or judicially enforce the covenants under the non-competition agreement and any failure to enforce that right does not waive that right.

(ii)Termination of Employment After Attaining Age 60 with 20 or More Years of Service. If the Grantee terminates employment (other than for Cause) after attaining age 60 with 20 years or more of Company Service and the Grantee executes and delivers (and does not revoke) a release agreement satisfactory to the Company, a pro-rata portion of the RSUs, as determined in accordance with Section 5 below, shall be eligible for vesting to the extent the Performance Goals are achieved. Settlement of any of such vested RSUs will occur in accordance with Section 2 above, unless otherwise provided in Section 9(a) or (b) below.
(e)Termination on Account of Special Circumstances or Disaffiliation. If the Grantee has a Termination of Employment due to Special Circumstances (which means, a Termination of Employment due to the Grantee becoming an owner-operator of a McDonald's restaurant in connection with his or her Termination of Employment or a Termination of Employment by the Company or a Subsidiary without Cause) or a Disaffiliation (Disaffiliation of a Subsidiary means the Subsidiary's ceasing to be a Subsidiary for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary)) and (i) the Grantee's combined age and years of Company Service is equal to or greater than 48, (ii) the Grantee executes and delivers (and does not revoke) a release agreement satisfactory to the Company and (iii) the Grantee executes and delivers a non-competition agreement covering a period of 18 months in a form satisfactory to the Company as permitted by applicable law (as the Committee or its delegee may require), a pro-rata portion of the RSUs, as determined in accordance with Section 5 below, shall be eligible for vesting to the extent the Performance Goals are achieved. Settlement of any of such vested RSUs will occur in accordance with Section 2 above, unless otherwise provided in Section 9(a) or (b) below.
(f)Any Other Reason. If the Grantee has a Termination of Employment for a reason other than those specified in Sections 4(a)-(e) above, all unvested RSUs shall be immediately forfeited.
5.Pro-Rata Vesting Formula. The number of RSUs that shall vest on a pro-rata basis upon the Grantee's Termination of Employment in accordance with Section 4 above is the number of RSUs determined to have been earned based on achievement of the Performance Goals (“Number of Earned RSUs”) multiplied by the number of months (counting partial months as whole months) from the Grant Date through the date of the Grantee's Termination of Employment, divided by the total number of months between the Grant Date and the Vesting Date, as is illustrated below:

Number of Earned RSUs x Number of Months Worked in Vesting Period
______________________________________________________________
Total Number of Months in Vesting Period (36 months)

Any fractional share amount determined upon application of the above formula will be rounded up to the next whole share.
6.Responsibility for Taxes.
(a)Grantee's Liability for Tax-Related Items. Regardless of any action the Company or the Grantee's employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee's responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant, vesting or settlement of the RSUs, the subsequent sale of any shares of Stock acquired as a result of such settlement and/or the receipt of any dividends after settlement; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Grantee's liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Grantee has become subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Tax-Related Items Withholding Procedures. The Grantee authorizes the use of the withholding procedures set forth below in this subsection (b) to satisfy all Tax-Related Items obligations of the Company and/or the Employer that may arise upon the vesting of the RSUs or any other taxable or tax withholding event. In the event that any amount of such Tax-Related Items cannot be satisfied by the means set forth in this subsection (b), the Grantee shall be required to pay such amount to the Company or the Employer. The Company shall not be required to issue or deliver the shares of Stock or the cash equivalent (if applicable) if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items. Further, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.

(i)Stock Settlement. If the RSUs are settled in shares of Stock and the Grantee is not subject to the short-swing profit rules of Section 16(b) of the 1934 Act, the Grantee authorizes the Company to satisfy the obligations with regard to all Tax-Related Items by withholding in shares of Stock to be issued upon settlement of the RSUs. Alternatively, or in addition, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to Tax-Related Items by one or a combination of the following: (A) withholding from proceeds of the sale of shares of Stock acquired upon settlement of the RSUs, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee's behalf pursuant to this authorization); or (B) withholding from the Grantee's wages or other cash compensation paid to the Grantee by the Company and/or the Employer. If the RSUs are settled in shares of Stock and the Grantee is subject to the short-swing profit rules of Section 16(b) of the 1934 Act, the Company will withhold in shares of Stock upon the relevant tax withholding event, unless the use of such withholding method is prevented by applicable law or has materially adverse accounting or tax consequences, in which case, the Tax-Related Items withholding obligation may be satisfied by one or a combination of methods (A) and (B) above.
If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, the Grantee is deemed to have been issued the full number of shares of Stock subject to the vested RSUs, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the applicable Tax-Related Items.
(ii)Cash Settlement. If the RSUs are settled in cash, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any obligation for Tax-Related Items by withholding from the cash amount paid to the Grantee in settlement of the RSUs, or from the Grantee's wages or other cash compensation paid to the Grantee by the Company and/or the Employer.
7.Change in Control.
(a)    Treatment of RSUs Upon a Change in Control. In the event of a Change in Control, notwithstanding any other provision of this Agreement, the Performance Goals requirement will be waived and 100% of the Target Award will immediately vest and be settled at such time or within 60 days after the Change in Control if (i) after such Change in Control, the Stock ceases to be publicly-traded and (ii) the Grantee does not receive Replacement Awards. Notwithstanding the foregoing, if the Change in Control does not qualify as a change in control for purposes of Code Section 409A, any RSUs held by a U.S. Taxpayer will be settled within 90 days following the earliest of (A) the Vesting Date or (B) the Grantee's death or “disability” within the meaning of Code Section 409A.

(b)    Termination After Change in Control. If the immediate vesting described in the preceding paragraph does not apply, but the Company or a Subsidiary terminates the Grantee's employment for any reason other than Cause within two years following the Change in Control, the Performance Goals requirement will be waived and 100% of the Target Award will immediately vest and be settled within 90 days of Termination of Employment in accordance with Section 2 above, unless otherwise provided in Section 9(b) below. Notwithstanding the foregoing, if the Change in Control does not qualify as a change in control for purposes of Code Section 409A, any RSUs held by a U.S. Taxpayer will be settled within 90 days following the earliest of (A) the Vesting Date or (B) the Grantee's death or “disability” within the meaning of Code Section 409A.

8.Settlement Upon Death of the Grantee. In any case under this Agreement in which the RSUs are to be settled following the Grantee's death, the shares of Stock or cash due in settlement of the RSUs shall be issued to (i) the Grantee's personal representative or the person to whom the RSUs are transferred by will or the applicable laws of descent and distribution, (ii) the Grantee's beneficiary designated in accordance with Section 8 of the Plan, or (iii) the then-acting trustee of the trust described in Section 8(b) of the Plan.
9.Code Section 409A.
(a)    Settlement Conditioned upon Termination Requirements. Notwithstanding any provision in this Agreement to the contrary (but except as provided in Section 9(b) hereof), in the event that (i) the vesting and settlement of RSUs in connection with a Termination of Employment is conditioned on the Grantee's execution and delivery of a release or a non-competition agreement and (ii) the settlement period commences in one calendar year and ends in the next calendar year (where the portion of the settlement period in the next calendar year contains at least one business day), the RSUs held by a U.S. Taxpayer will be settled in the second calendar year.

(b)    Specified Employee Termination of Employment. Notwithstanding any provision in this Agreement to the contrary, if the Grantee is a U.S. Taxpayer and a specified employee under the Company's Specified Key Employee Policy (Grantees meeting both criteria are referred to herein as “Specified Employees”) on the date of the Grantee's Termination of Employment, any settlement of the RSUs that the Grantee is entitled to receive under this Agreement upon Termination of Employment will be made as follows:
(i)    Settlement Due to Termination Pursuant to Section 4. If the Grantee's Termination of Employment is covered by (1) Section 4(c) and the Grantee's Disability does not constitute a “disability” for purposes of Code Section 409A, or (2) Sections 4(d) or 4(e), the RSUs will be settled within 90 days following the earliest of (A) the Vesting Date, (B) the date that is six months after the Grantee's Termination of Employment and (C) the Grantee's death. For avoidance of doubt, if the Grantee's Termination of Employment is covered by Section 4(c) and the Grantee's Disability does constitute a “disability” for purposes of Code Section 409A, then the Grantee's vested RSUs will be settled within 90 days of the Grantee's Termination of Employment.
(ii)    Settlement Due to Termination After Change in Control. If the Grantee's Termination of Employment is covered by Section 7(b), the RSUs will be settled within 90 days following the earliest of (A) the Vesting Date, (B) the date that is six months after the Grantee's Termination of Employment and (C) the Grantee's death or “disability” within the meaning of Code Section 409A.
(c)    No Company Liability. All RSUs granted hereunder are intended to be compliant with Code Section 409A, and shall be interpreted, construed and operated to reflect this intent. Notwithstanding the foregoing, this Agreement and the Plan may be amended at any time, without the consent of any party, to the extent that is necessary or desirable to satisfy any of the requirements under Code Section 409A, but the Company shall not be under any obligation to make any such amendment. Nothing in this Agreement or the Plan shall provide a basis for any person to take action against the Company or any Subsidiary based on matters covered by Code Section 409A, including the tax treatment of any amount paid or RSUs granted under this Agreement, and neither the Company nor any of its Subsidiaries shall under any circumstances have any liability to the Grantee or his or her estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Code Section 409A.
10.Repayment/Forfeiture. Any benefits the Grantee may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to the Grantee.
11.No Employment or Service Contract. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary for any period of specific duration or interfere with or restrict in any way the right of the Company or any Subsidiary, which is hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever, with or without Cause and with or without advance notice.
12.Governing Law. The RSUs are governed by, and subject to, United States federal and Illinois state law (without regard to the conflict of law provisions) and the requirements of the New York Stock Exchange as well as the terms and conditions set forth in the Plan and this Agreement.
13.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means and/or require the Grantee to accept any future restricted stock unit grant by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if required by the Company, agrees to accept any future grant of restricted stock units through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
14.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
15.Waiver. The waiver by the Company with respect to compliance of any provision of this Agreement by the Grantee shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of a provision of this Agreement.
16.Headings. The headings in this Agreement have been inserted for convenience of reference only, and are to be ignored in any construction of the provisions of this Agreement.

17.Appendices. The Appendices constitute part of this Agreement. Notwithstanding the provisions in this Agreement, the RSUs shall be subject to any special terms and conditions set forth in the Appendices to this Agreement.

By accepting the RSUs, the Grantee agrees to the terms of this Agreement and the Plan.
BY:_____________________________
PRINT NAME:____________________
DATE :__________________________

APPENDIX A

February 13, 2013 RSUs Grant - Performance Targets

Performance-Based RSU Payout Schedule

Base Period EPS:	$5.36	(Full Year 2012 Adjusted)

CAGR	≥6%	5%	4%	3%	2%	1%	0%

Base EPS	5.36	5.36	5.36	5.36	5.36	5.36	5.36

Point to Point (Constant Currency Basis)
Year 1 EPS	5.68	5.63	5.57	5.52	5.47	5.41	5.36
Year 2 EPS	6.02	5.91	5.80	5.69	5.58	5.47	5.36
Year 3 EPS	6.38	6.20	6.03	5.86	5.69	5.52	5.36

CUMULATIVE*	18.08	17.74	17.40	17.07	16.74	16.40	16.08

Payout %	100%	85%	70%	55%	40%	25%	0%

As Reported EPS			5.36

Adjusted Base EPS			5.36

* The Company's Cumulative EPS for the performance period shall mean the Company's diluted net income per share, as reported in the Company's financial statements for the period ended December 31, 2015, but determined without regard to the effect of foreign currency translation, extraordinary items, restatements, accounting changes, charges for discontinued operations, asset impairment charges, and other non-recurring items as determined by the Compensation Committee of the Board of Directors (“Committee”) in accordance with the guidelines approved from time to time by the Committee with respect to exclusions applied in compensation programs.

Notes
[1] Base Period EPS shall mean the Company's diluted net income per share for the period ended December 31, 2012 as reconciled above.

2 CAGR means compound annual growth rate.
[3] Payout percentage will be interpolated for results that are positive and less than 6% CAGR.
4 In calculating payouts, any fractional share shall be rounded up to the next whole share.

APPENDIX B
Power of Attorney
This Appendix B to the Agreement is a Power of Attorney Grantee authorizes by participating in the Plan. Certain capitalized terms used but not defined in this Appendix B have the meanings set forth in the Agreement (including the Appendices) or the Plan.

I hereby irrevocably constitute and appoint the Corporate Secretary and each Assistant Corporate Secretary of McDonald's Corporation as my true and lawful attorney-in-fact (“Attorney”) with full power and authority and full power of substitution and resubstitution, to take in my name and on my behalf any and all actions necessary or desirable to meet any withholding obligation for Tax-Related Items as contemplated by the Agreement, including any and all of the following actions:
(i) To sell in my name and on my behalf such number of shares of the common stock of McDonald's I acquire at vesting to the extent that McDonald's, in its sole discretion, determines that such sale is necessary and/or advisable in connection with tax withholding requirements under local law and/or regulations as a result of the vesting of any RSUs and to pay in my name and on my behalf my proportionate share of any lawful dealer's commission or discount and related expenses of such sale;
(ii) To direct in my name and on my behalf the payment to McDonald's of the proceeds of such sale (net of any brokerage commissions) to the extent that McDonald's, in its sole discretion, determines is necessary and/or advisable in order to satisfy and discharge any such withholding obligation, with any excess to be returned to me by depositing the same in my Merrill Lynch account; and
(iii) To execute such agreements and other documents and to take such other and further actions as may be necessary or desirable, as determined by the Attorney, to effectuate the foregoing.
This Power of Attorney is an agency coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be terminated by me or by operation of law, whether by my death or incapacity or by the occurrence of any other event or events. If, after the execution hereof and prior to the vesting of the RSUs, I should die or become incapacitated, actions taken by the Attorney hereunder and under the Agreement shall be as valid as if such death or incapacity had not occurred, regardless of whether the Attorney or McDonald's has received notice of such death or incapacity.
To induce any transfer agent or other third party to act, I hereby agree that any transfer agent or other third party receiving a duly executed copy or facsimile of this Power of Attorney may act upon it. I for myself and for my heirs, executors, legal representatives and assigns hereby agree to indemnify and hold harmless any such transfer agent or other third party from and against any and all claims that may arise against such transfer agent or other third party by reason of such transfer agent or third party having relied on this Power of Attorney.
This Power of Attorney shall automatically terminate (without affecting any lawful action taken hereunder, which shall survive such termination) immediately upon the satisfaction and discharge of all withholding obligations for Tax-Related Items in connection with any RSUs to me under the Plan.
The Attorney shall be entitled to act and rely upon any representation, warranty, agreement, statement, request, notice or instruction respecting this Power of Attorney given by me, not only as to the authorization, validity and effectiveness thereof, but also as to the truth and accuracy of information therein contained. I agree that the Attorney assumes no responsibility or liability to any person, including me, other than to direct the transactions expressly contemplated hereby. I also agree that the Attorney makes no representation about, and has no responsibility for, any aspect of the Plan or the RSUs, and the Attorney shall not be liable for any error of judgment, for any act done or omitted or for any mistake of fact or law except for the Attorney's own willful misconduct, gross negligence or bad faith.
This Power of Attorney shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to any otherwise applicable conflicts of law or choice of law principles.